Exhibit 3.6

CONSULTING AGREEMENT

This CONSULTING AGREEMENT, dated as of November 1, 2006 (this “Agreement”), is entered into by and between A.T. Kearney , Inc. (“Consultant”) and SRI/Surgical Express, Inc. (“Client”).

1. SERVICES; CONSULTANT’S RESPONSIBILITIES; FEES; COMMERCIAL TERMS.

(a) Services; Consultant’s Responsibilities. During the term of this Agreement, Consultant will provide services to Client consisting of an eight-week effort to conduct an in depth business assessment and develop specific and actionable plans to optimize overall performance and accelerate the growth of SRI Surgical’s business (the “Services”). Consultant shall perform the Services utilizing the standards of care normally and customarily exercised by professional consulting firms in performing comparable services under similar conditions, including, without limitation, dedicating the necessary time and resources to properly perform the Services. Consultant shall be entitled to rely, without verification or investigation, upon any information and materials that (a) may be provided or made available by or through Client or its affiliates or (b) may be obtained from any generally accepted source. Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, experience and ability to perform the Services.

(b) Fees; Commercial Terms. As consideration for the Services, Client shall pay Consultant fees in the amount of $695,000 (the “Consulting Fee”). Out-of-pocket expenses for travel and related costs are additional and will be billed to Client at Consultant’s cost on a pass-thru basis. Consultant estimate’s that such expenses will be approximately 15% of undiscounted fees, depending largely on the level of travel required; provided that (a) no individual or series of related out-of-pocket expenses in excess of $2,000 will be incurred without Client’s prior consent (which may be given orally), and (b) Consultant shall inform Client if and when out-of-pocket expenses exceed such estimate. Consultant will invoice the Consulting Fee in four installments with the following timing: 50% of the Consulting Fee invoiced on November 1st, 2006, payable on November 15th, 25% of the Consulting Fee invoiced on November 15th, 2006, payable on December 15th 2006, and the remaining 25% of the Consulting Fee invoiced on February 15th, 2006 payable on March 15th. Out-of-pocket expenses will be billed on a periodic basis, with the final bill for such out-of-pocket expenses being delivered no later than fifteen days after the Services are completed. As a condition to reimbursement for out-of-pocket expenses, Client may require Consultant to provide reasonable documentation regarding such expenses. The payment by Client of the Consulting Fee and out-of-pocket expenses is due and payable upon Client’s receipt of Consultant’s invoice, and in any event, not to exceed 30 days’ from the invoice date.

2. DELIVERABLES. Subject to payment of Consultant’s fees and expenses in connection with the Services and subject to the provisions of Paragraphs 3 and 4 below, all information, materials, reports, and other work product that Consultant creates or develops for Client’s use as part of the Services (“Deliverables”) shall be the property of Client and shall be treated by Consultant as Client’s Confidential Materials. Consultant shall be permitted to retain copies of the Deliverables for archival purposes only. The Services and Deliverables are personal to Client and intended solely for the internal use of Client and its directors, officers, employees, representatives and affiliates. No person or entity other than Client and its directors, officers, employees, representatives and affiliates may use or rely upon the Deliverables, the Services or any recommendations that Consultant may make. Client shall reimburse, indemnify and hold harmless Consultant for, from and against losses, damages, liabilities, suits and claims (and costs and expenses in connection therewith, including reasonable attorneys fees and other investigation and defense costs) to the extent such losses, damages, liabilities, suits and claims arise out of or are caused by (a) any use of or reliance upon the Deliverables, the Services or Consultant’s recommendations by a third party (other than Client’s directors, officers, employees, representatives and affiliates), or (b) any use of or reliance upon the Deliverables, the Services or Consultant’s recommendations by Client in any manner other than for Client’s internal use. Consultant warrants that Client’s and its directors’, officers’, employees’, representatives’ and affiliates’ use of the Deliverables for their intended use shall not, to the best of Consultant’s knowledge, violate or infringe any patent, copyright, trade secret or similar right of any third party; provided, however, that no warranty is made with respect to violation or infringement in connection with information and materials that may be provided or made available by or through Client or its affiliates. Consultant agrees to indemnify and hold Client and its directors, officers, employees, representatives and affiliates harmless from and against any damage or expenses, including reasonable attorney fees, arising out of a breach of warranty against infringement herein.

3. INTELLECTUAL CAPITAL. All methodologies, procedures, management tools, workshops, manuals, software, data files, concepts, ideas, inventions, know-how and other intellectual capital that Consultant has heretofore created or acquired or may hereafter create or acquire, while performing the Services or otherwise (“Intellectual Capital”), are and shall be the exclusive property of Consultant; provided, however, that (a) Consultant shall not use Intellectual Capital created or acquired while performing the Services in any engagement with any direct competitor of Client, and (b) before using, for any person or entity other than Client, any Intellectual Capital created or acquired while performing the Services, Consultant shall first purge any information or materials that were furnished to Consultant by Client and constitute Client’s Confidential Materials subject to the provisions of Paragraph 5 below. Except as provided in Paragraph 4 below, Client shall not have or acquire any title or interest in or to any Intellectual Capital.

4. LICENSE TO INTELLECTUAL CAPITAL; NO THIRD PARTY RIGHTS. Subject to payment of Consultant’s fees and expenses in connection with the Services, Client and its directors, officers, employees, representatives and affiliates shall have an irrevocable, perpetual, worldwide, non-exclusive, and royalty-free right and license to use, reproduce, display and prepare derivative works based upon Intellectual Capital that is contained or incorporated in the Deliverables or is otherwise provided by Consultant to Client for its use in connection with the Services. Except as specifically authorized in writing by Consultant, however, Client and its directors, officers, employees, representatives and affiliates may not use, reproduce, or display such Intellectual Capital or prepare such derivative works for the benefit of any person or entity other than Client and its affiliates. The Services are personal to Client and intended solely for the internal use of Client and its affiliates. No person or entity other than Client, its directors, officers, may use or rely upon the Deliverables or any recommendations that Consultant may make. Except as specifically authorized in this Agreement or by Consultant in writing, Client and its directors, officers, employees, representatives and affiliates may not publish, disclose, refer to or otherwise disseminate any Deliverables or any recommendations that Consultant may make.

5. CLIENT’S CONFIDENTIAL MATERIALS. In connection with the performance of the Services, Consultant may be provided or granted access to information and materials of Client (including information and materials of third parties that are in the possession of Client) that are considered to be confidential or proprietary (collectively, “Client’s Confidential Materials”). Consultant may not disclose or make available any of Client’s Confidential Materials to any other person or entity or make use of any of Client’s Confidential Materials for any purpose except: (a) as specifically authorized in writing by Client; (b) Consultant may disclose and make available Client’s Confidential Materials, on a confidential and restricted basis, to its employees, associated consultants and subcontractors who have a reasonable need to know or have access to such information and materials in connection with the Services and who are informed of the obligations under this Agreement; and (c) Consultant may use Client’s Confidential Materials for any proper purpose related to the Services that does not involve disclosure thereof to third parties not otherwise permitted by this Agreement. Consultant shall be liable for any improper disclosure or use of Client’s Confidential Materials by any of its employees and by any of its associated consultants and subcontractors to whom Consultant may disclose or make available Client’s Confidential Materials.

6. CONSULTANT’S CONFIDENTIAL MATERIALS. In connection with the performance of the Services, Client may be provided or granted access to Intellectual Capital and other information and materials of Consultant (including information and materials of third parties that are in the possession of Consultant) that are considered to be confidential or proprietary (collectively, “Consultant’s Confidential Materials”). Client may not disclose or make available any of Consultant’s Confidential Materials to any other person or entity or make use of any of Consultant’s Confidential Materials for any purpose except: (a) as specifically authorized in writing by Consultant; (b) Client may disclose and make available Consultant’s Confidential Materials, on a confidential and restricted basis, to its employees who have a reasonable need to know or have access to such information and materials in connection with the Services and who are informed of the obligations under this Agreement; and (c) Client may use Intellectual Capital in accordance with Paragraph 4 above. Client shall be liable for any improper disclosure or use of Consultant’s Confidential Materials by any of its employees to whom Client may disclose or make available Consultant’s Confidential Materials.

7. EXCEPTIONS. The provisions of Paragraphs 5 and 6 above shall not apply to any information or materials that the receiving party can demonstrate (a) are already lawfully known to or in the possession of the receiving party at the time such information or materials are first disclosed or made available to the receiving party by the disclosing party, (b) are thereafter lawfully obtained by the receiving party from a person other than the disclosing party and not in breach of any obligation such other person has to the disclosing party, or (c) are in the public domain or generally known in the relevant trade, industry or business at the time such information or materials are first disclosed or made available to the receiving party or thereafter come into the public domain or become generally known in the relevant trade, industry or business other than by reason of an improper disclosure or use of the same by the receiving party.

In addition, the receiving party may disclose and make available the other party’s Confidential Materials to the extent required to comply with any law, rule or regulation or any subpoena, order or directive of any court or governmental agency or body; provided, however, that the receiving party shall first give the disclosing party reasonable prior notice of any such disclosure for the purpose of enabling the disclosing party to obtain a protective order and, in the absence of such a protective order, shall use reasonable efforts to obtain assurances or other protections that the information required to be disclosed will not be made public.

8. DISCLAIMER OF WARRANTY. CONSULTANT DOES NOT GUARANTEE THAT ANY RECOMMENDATIONS MAY BE IMPLEMENTED AT THE COST OR WITH THE RESULTS THAT CONSULTANT MAY ESTIMATE OR PROJECT, OR THAT ANY DELIVERABLES WILL BE ERROR FREE.

9. LIMITATIONS ON LIABILITY. IN NO EVENT SHALL EITHER CONSULTANT OR CLIENT BE LIABLE FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING DAMAGES FOR LOST PROFITS OR INTERRUPTION OF BUSINESS) THAT MAY BE SUFFERED OR INCURRED BY THE OTHER PARTY OR ANY PERSON OR ENTITY AFFILIATED OR ASSOCIATED WITH THE OTHER PARTY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, EXCEPT FOR CONSULTANTS INDEMNITY OBLIGATIONS UNDER SECTION 2 DELIVERABLES, THE LIABILITY OF CONSULTANT FOR LOSSES, DAMAGES, LIABILITIES, SUITS AND CLAIMS IN CONNECTION WITH ANY PROJECT, REGARDLESS OF THE FORM OF ACTION AND THE PERSON OR ENTITY BRINGING SUCH ACTION, SHALL NOT EXCEED, IN

THE AGGREGATE, THE TOTAL AMOUNT OF THE FEES PAID BY CLIENT TO CONSULTANT FOR THE SERVICES PERFORMED IN CONNECTION WITH SUCH PROJECT. THE LIMITATIONS ON LIABILITY SET FORTH IN THIS PARAGRAPH 9 SHALL NOT APPLY TO A BREACH OF PARAGRAPHS 2, 3, 5 OR 6 HEREOF.

10. INDEPENDENT CONTRACTOR STATUS. In performing the Services, Consultant will be acting solely as an independent contractor, and neither Consultant nor any of its employees, associated consultants or subcontractors shall be deemed to be employees of Client for any purpose. Neither Consultant nor Client shall have the authority to bind, commit or incur any liability on behalf of the other party or to otherwise act in any way as an agent or representative of the other party. Neither Consultant, nor any partner, agent or employee of Consultant, has authority to enter into contracts that bind the Client or create obligations on the part of the Client.

11. SUSPENSION/TERMINATION. Client shall have the right, at any time and for any reason, to suspend performance of the Services and/or to terminate Consultant’s engagement to perform the Services, in whole or in part. If Client fails to make any fee or expense reimbursement payment to Consultant when due or otherwise breaches this Agreement, Consultant shall have the right to suspend performance of the Services and/or to terminate its engagement to perform the Services, in whole or in part. Upon any such suspension or termination, Consultant shall be entitled to (a) immediate payment for all work performed and expenses incurred or committed by Consultant through the date of suspension or termination, and (b) payment of such additional amounts, if any, as may be provided in the Letter. Notwithstanding any suspension or termination, the obligations of Consultant and Client pursuant to Paragraphs 3, 5 and 6 shall continue.

12. NO PUBLICITY. Except as specifically authorized in writing by the other party, neither Client nor Consultant shall publicly disclose (in any press release, prospectus, offering memorandum, or otherwise) that Consultant is performing the Services, the nature of the Services, or the Deliverables; provided, however, that (a) Client shall be permitted to issue a press release regarding this Agreement and disclose this Agreement in its filings with the U.S. Securities and Exchange Commission (including filing a copy of this Agreement as an exhibit thereto) and (b) Client shall be further permitted to disclose this Agreement as required by applicable laws, rules or regulations (including rules of any Self-Regulatory Organization).

13. CONSULTANT’S AND CLIENT’S EMPLOYEES. During Consultant’s performance of the Services for Client and for a period of one (1) years after the termination of the Services for any reason, Client shall not directly or indirectly solicit, induce, persuade or attempt to solicit, induce or persuade any employee of Consultant who is providing or has provided the Services to Client under the Terms of Engagement to terminate his or her employment with Consultant. During Consultant’s performance of the Services for Client and for a period of one (1) year after the termination of the Services for any reason, Consultant shall not directly or indirectly solicit, induce, persuade or attempt to solicit, induce or persuade any employee of Client under the Terms of Engagement to terminate his or her employment with Client.

14. REMEDIES. If any of the prohibitions or restrictions in this Agreement are found by a court of final and competent jurisdiction to be unreasonable and unenforceable, the parties intend that any such prohibitions or restrictions shall be deemed modified or limited so that, as modified or limited, they may be enforced to the fullest extent possible by such court.

15. ADDITIONAL PROVISIONS.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws.

(c) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

The parties have executed this Consulting Agreement as of the date set forth above.

SRI/SURGICAL EXPRESS, INC.

By:	/s/ Christopher Carlton
Name:	Christopher Carlton
Title:	Chief Executive Officer

A.T. KEARNEY, INC.

By:
Name:
Title: